EXHIBIT 99.1

FROM:  Blackhawk Bancorp, Inc.
       400 Broad Street, Beloit, WI 53511

                             FOR IMMEDIATE RELEASE

Contact:    Todd J. James - Executive Vice President and CFO
Phone:      608-364-8911
Fax:        608-363-6186

                        BLACKHAWK BANCORP, INC. REPORTS
                          SECOND QUARTER 2003 RESULTS

     Beloit, WI August 8, 2003 - Blackhawk Bancorp, Inc. reported net income of $330,000 for the second quarter of 2003 compared to $430,000 for the second quarter of 2002. Diluted earnings per share were $0.13 for the second quarter of 2003 compared to $0.17 per share in the second quarter of 2002.

     R. Richard Bastian, III, the company's President and Chief Executive Officer, said "The delayed economic recovery in our primary markets has negatively impacted business and consumer loan demand, while at the same time, 45-year lows in interest rates continued to fuel the mortgage refinancing boom. We've benefited from the refinancing boom with mortgage banking revenues increasing 161.1 percent over the second quarter of 2002, however, net interest income has suffered due to prepayments on the bank's portfolio of mortgage loans and mortgage-backed securities." "We're disappointed in the financial results, but believe our progress in improving credit culture, re-designing processes and providing better training to employees has positioned the bank to be more competitive as the economic environment improves" commented Bastian.

     Bastian also reported that the requisite regulatory approvals to close the pending acquisition of DunC Corp. and its subsidiary First Bank, bc have been obtained. "Based on our extensive review of product design and profitability, overhead expenses, staffing levels and facilities utilization related to the merger combined with signs that the economy is beginning to recover, we expect better results in the second half of the year and into 2004." added Bastian.

     Net interest income for the second quarter 2003 decreased 11.9 percent, or $319,000, to $2,362,000. Net interest margin decreased to 3.22 percent for the second quarter of 2003 compared to 3.81 percent for the same period in 2002 and
3.67 percent for the fourth quarter of 2002. Net interest income was adversely affected by the continued shift in earning assets from loans to investment securities as a result of the high level of refinance activity in 1-4 family residential real estate loans. High prepayment speeds also decreased the yield on mortgage-backed securities held in the company's investment portfolio.

     The average balance of loans decreased by $13.1 million, or 6.7 percent to $183.0 million for the second quarter of 2003 compared to $196.1 million in 2002. Of the $13.1 million decrease $9.9 million was in 1-4 family residential loans and $5.5 million was in consumer and indirect automobile loans. The decreases in both of these categories reflect the refinancing activity due to interest rates reaching 45-year lows, as consumers re-finance their existing mortgages and use equity in their homes to consolidate other debt into secondary market loan products.

     The average balance  of investment securities  increased $34.5 million,  or
37.5 percent, to $126.4 million for the second quarter of 2003 compared to $91.9 million in 2002, reflecting the investment of proceeds from decreases in the loan portfolio and short-term investments and an increase in deposits.

     Total average deposits increased by $11.3 million, or 4.7 percent to $250.3 million for the second quarter of 2003 compared to $239.0 million for the second quarter of 2002. Of the $11.3 million increase in average deposits, $5.8 million was in interest bearing checking accounts, which increased 17.7 percent to $39.0 million compared to $33.2 million for the second quarter of 2002 and $2.2 million was in non-interest bearing demand deposits, which increased 7.3 percent to $32.5 million compared to $30.3 million for the second quarter of 2002.

     The provision for loan losses of  $142,000 for the quarter was $20,000,  or
16.4 percent higher than the 2002 second quarter provision. Net charge-offs decreased by $123,000 to net recoveries of $3,000 for the second quarter of 2003 compared to net charge-offs of $120,000 for the second quarter of 2002. The ratio of the allowance to total loans increased to 1.26 percent as of June 30, 2003 compared to 1.10 percent at December 31, 2002.

     Non-interest income for the  second quarter of  2003 increased $10,000,  or
1.1 percent to $880,000 compared to $870,000 for the second quarter of 2002. Gain on sale of 1-4 family mortgage loans increased $87,000, or 161.1 percent, reflecting the increased refinance activity due to 45-year lows in interest rates. Other non-interest income includes an increase of $67,000 in the cash surrender value of life insurance due to the Bank's September 30, 2002 investment in Bank Owned Life Insurance. These increases were offset by a $130,000 decrease in securities gains to $95,000 compared to the $225,000 recognized in the second quarter of 2002.

     Total operating expense for the second quarter decreased by $70,000, or 2.5 percent, to $2,769,000 compared to $2,839,000 a year ago.

     Blackhawk Bancorp, Inc. is the parent company of Blackhawk State Bank, which operates nine office locations in south central Wisconsin and north central Illinois. The stock of Blackhawk Bancorp, Inc. is publicly traded on the Over the Counter Market under the symbol BKHB.

     When used in this communication, the words "believes," "expects," and similar expressions are intended to identify forward-looking statements. The Company's actual results may differ materially from those described in the forward-looking statements. Factors which could cause such a variance to occur include, but are not limited to: heightened competition; adverse state and federal regulation; failure to obtain new or retain existing customers; ability to attract and retain key executives and personnel; changes in interest rates; unanticipated changes in industry trends; unanticipated changes in credit quality and risk factors, including general economic conditions; success in gaining regulatory approvals when required; changes in the Federal Reserve Board monetary policies; unexpected outcomes of new and existing litigation in which Blackhawk or its subsidiaries, officers, directors or employees is named defendants; technological changes; changes in accounting principles generally accepted in the United States; changes in assumptions or conditions affecting the application of "critical accounting policies"; and the inability of third party vendors to perform critical services for the company or its customers.